MANAGEMENT AND LOAN SERVICING AGREEMENT

THIS MANAGEMENT AND LOAN SERVICING AGREEMENT (the "Agreement") is entered into on the 15th day of July, 2008, by and between Genesis Holdings II, Inc., a Washington corporation ("HOLDINGS"), and Genesis Financial, Inc., a Washington corporation ("GFI").

HOLDINGS was formed to acquire interests in real estate receivable contracts which it intends to purchase from GFI.

HOLDINGS has requested that GFI serve as manager of the day to day operations of HOLDINGS in accordance with the terms of this agreement.

HOLDINGS has also requested that GFI provide loan servicing on the contracts acquired by HOLDINGS.

GFI has agreed to provide the management and loan servicing services to HOLDINGS.

NOW THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the parties agree as follows:

1. ***Purchase of Contracts.*** HOLDINGS will purchase real estate receivable contracts from GFI from time-to-time for cash. GFI agrees to sell contracts to HOLDINGS with target yields of between 9% and 13%. GFI's compensation for selling real estate receivable contracts to HOLDINGS will be derived from the difference between GFI's purchase price and the price at which the contracts are sold to HOLDINGS.

2. ***Contract Purchase Guidelines.*** GFI will acquire contracts for sale to HOLDINGS subject to the contract guidelines set forth in Exhibit 1. In the event a particular contract does not meet the guidelines established in Exhibit 1, GFI may only transfer the contract to HOLDINGS upon written approval of at least 2/3rds of the shareholders of HOLDINGS.

3. ***HOLDINGS acknowledges that GFI will earn a profit on the sale of the real estate receivable contracts to HOLDINGS. So long as the annual yields on real estate receivable contracts acquired by HOLDINGS are in the target range of 9% to 13%, HOLDINGS agrees that the compensation earned by GFI is reasonable.***

4. ***Management Activities.*** Guidelines for management activities to be conducted by GFI are set forth in Exhibit 2 to this Agreement. The management guidelines may be modified from time to time upon approval of a majority of the shareholders of HOLDINGS.

5. ***Management and Loan Servicing Compensation.*** GFI will receive a management fee of 1% of the total capitalization (including debt) of HOLDINGS. In addition, GFI will receive a loan servicing fee on contracts owned by HOLDINGS. The loan servicing fee will be 0.5% of the value of the contracts owned by HOLDINGS.

6. ***Transfer of Contracts.*** Upon notification that cleared funds are available for closing, GFI will transfer ownership of Contracts acquired to HOLDINGS. Separate Closings will be conducted

for each Contract acquired by HOLDINGS. HOLDINGS and GFI agree to utilize internal closing procedures where GFI will prepare and record the closing documentation for each Contract. Upon closing, HOLDINGS will appear as legal owner of the Contracts. Any security interests that GFI held prior to the transfer will run to the benefit of HOLDINGS after the transfer.

7. ***Contract Servicing.*** After transfer of Contracts to HOLDINGS, GFI will continue as servicing agent for the Contracts. GFI will receive payments on the Contracts and will disburse payments to HOLDINGS as they come in. GFI will also maintain records reflecting principal and interest allocations on payments received, as well as amortization schedules reflecting the remaining principal balances due and other relevant information as determined by GFI and HOLDINGS. GFI will deposit funds collected on the Contracts into the HOLDINGS bank account, and will disburse funds from the HOLDINGS bank account for the benefit of HOLDINGS in accordance with sound business practices. GFI will also pursue collection of delinquent Contracts and will act as agent of HOLDINGS to protect the value of the Contracts to HOLDINGS. In this regard, HOLDINGS will act in the same manner in which GFI would act were it the owner of the Contracts. To the extent necessary or desirable, GFI and HOLDINGS agree to work together to develop appropriate policies and procedures relating to contract servicing that are beneficial to both parties with the overriding goal of protecting Contract value.

8. ***Agent for Sale.*** In accordance with its plan of operations, after holding Contracts for a period of time, HOLDINGS may elect to sell a particular Contract. In order to facilitate the sale of the Contracts, GFI agrees to act as agent for HOLDINGS and will make decisions to sell or continue holding contracts based on market conditions and circumstances that exist at that time. GFI's activities and decisions made about holding or selling contracts will be directed at optimizing the return to the shareholders of HOLDINGS, and will be undertaken on a best efforts basis. GFI is not guaranteeing that the Contracts will be marketable at a particular time, or that any specific price will be obtained upon sale.

9. ***Replacement of GFI.*** At any time, in the event that a majority of the shareholders of HOLDINGS become dissatisfied with the management or loan servicing activities of GFI on behalf of HOLDINGS, HOLDINGS may replace GFI as manager and loan servicing agent under this agreement.

Executed the day and year first above written.

GENESIS HOLDINGS II, INC.	GENESIS FINANCIAL, INC.
By: ______________________	By: ______________________
Michael A. Kirk, President	Douglas G. Greybill, Vice President